EXHIBIT 99.1


                              [BRUNO'S, INC. LETTERHEAD]


          NEWS RELEASE                             CONTACT:  CATHERINE BYRD
          FOR IMMEDIATE RELEASE                    205-940-9400


                    BIRMINGHAM, ALABAMA-- Shareholders of Bruno's, Inc. today approved the previously announced merger of Bruno's with a company organized by Kohlberg Kravis Roberts & Co., as well as certain related matters. Approximately 77% of the outstanding shares of Bruno's common stock were voted in favor of the merger. Trading of Bruno's common stock on Nasdaq is expected to be terminated upon completion of the merger, which is scheduled to occur today.

                    As previously announced, pursuant to the merger approximately 73.1 million of the 77.5 million shares of Bruno's common stock outstanding prior to the merger will be converted into $12 in cash. The remaining approximately 4.2 million shares of Bruno's common stock outstanding prior to the merger will be retained by Bruno's existing shareholders. Since Bruno's shareholders elected to retain fewer than 4.2 million shares of Bruno's common stock, all shares with respect to which a properly completed election was made to retain shares will be retained. With respect to shares of Bruno's common stock which did not elect to be retained, approximately 97% will be converted on a pro rata basis into cash at $12 per share and the remaining shares will be converted into the right to retain shares of Bruno's common stock.

                    Ronald G. Bruno, Chairman and Chief Executive Officer, said "When Bruno's first offered shares to the public in 1971, they sold for $14.75 per share. So if you purchased 1,000 shares then, taking into account six two-for-one stock splits and the spin off of Big B Drugs, your investment would be worth almost $800,000 today. For long-time shareholders, Bruno's has been a good investment. We feel very good about that."

                    "Throughout its history, Bruno's has worked to build a strong foundation for the future. I am confident that Bruno's will continue to grow and prosper under its new leadership for a very long time to come."

                    "Bruno's is entering a very exciting new stage in its development," said Henry Kravis and George Roberts, founding partners of KKR. "We believe that together with our new colleagues at Bruno's we have the opportunity to continue to develop the Company's full business potential."

                    Bruno's is a leading regional food retailer operating a total of 254 supermarkets in Alabama, Georgia, Mississippi, Florida, South Carolina and Tennessee.